Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 15, 2022, with respect to the consolidated financial statements of Inter Platform, Inc. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes Ltda

Belo Horizonte, Brazil

May 02, 2022